FIELDPOINT PETROLEUM PROVIDES DRILLING UPDATE

PLANS MOVE FORWARD FOR WELLS IN LEA COUNTY, NEW MEXICO

AUSTIN, Texas November 16, 2010 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) announced today that it has received and delivered on a cash call from Cimarex Energy Co, (NYSE: XEC) to prepay approximately $975,000 in net drilling cost. This represents FieldPoint’s share of the first proposed well under an operating agreement with Cimarex to drill two wells that will target the Bone Spring formation in township 19 section 15 in Lea County, New Mexico.  The proposal includes drilling two horizontal wells and if successful there is the possibility to drill an additional well in section 15.

Ray Reaves, President and CEO of FieldPoint stated, “The Company also recently received an offer from Cimarex to purchase a 2 year term assignment of our leasehold interest in this property.  The FieldPoint Board of Directors has voted against accepting this offer, further expressing its confidence in drilling on this site.  The Board also restated its high regard for Cimarex and belief that they are the right partner for us on this project.  FieldPoint intends to do its part to maintain a long and profitable relationship with Cimarex.”

Total cost for each well is estimated to be approximately $4,477,000. The well proposed to be drilled vertically to a depth of approximately 9,500 feet to the Bone Spring formation and laterally in a westerly direction within the formation to the bottom hole location.  Total measured depth of the well is proposed to be approximately 14,000 plus feet.  The time that drilling will begin is totally at the discretion of Cimarex, but we are hopeful that drilling will begin within approximately 60 days.

FieldPoint is aware of at least one horizontal well within approximately 5-10 miles of the subject area that came in producing 400 to 800 barrels of oil per day, but this is not an indication of what the proposed wells will produce.

FieldPoint will own a 43.75% working interest in the proposed wells.  Cimarex will own 37.5% and other partners will own the remaining 18.75%.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com